News Release

i-Level Media Group announces closing of Share Exchange Agreement

Shanghai, March 20, 2007 - The Board of Directors of i-level Media Group Incorporated ("i-Level" or the "Company") is pleased to announce that, effective on March 20, 2007 (the "Closing"), i-Level has completed its previously announced (February 6, 2007) Share Exchange Agreement, pursuant to which the Company has acquired all of the issued and outstanding shares of i-Level Media Systems Limited ("i-Level Media Systems").

In exchange for the i-Level Media Systems shares, the Company issued 27,000,000 common shares, and the Company's founders surrendered for cancellation an aggregate of 41,000,000 common shares. In addition, at the Closing:

  Certain loans of the Company totalling $500,000 were converted into 5,000,000 loan units ("Loan Units") at $0.10 per Loan Unit. Each Loan Unit is comprised of one common share and one-quarter of one non-transferable share purchase warrant. Each such whole warrant is exercisable at a price of $0.50 per common share, expiring on September 20, 2007.

  The Company received subscriptions for 2,600,000 private placement units (the "Units") of the Company at $0.50 per Unit for cash proceeds of $1,300,000. Each Unit is comprised of one common share and one-half of one non-transferable share purchase warrant. Each such whole warrant is exercisable at a price of $1.00 per common share, expiring December 20, 2007.

  The Company completed a debt conversion private placement for 1,031,668 common shares at $0.30 per share to settle $309,500 of i-Level Media Systems debt.

Aidan Sullivan, i-level's founder and CEO, commented on the closing, saying "We are extremely pleased with the market's response to our private placement offering and very glad to see this merger concluded swiftly. i-level is now very well positioned to implement its growth plan and expand its innovative digital media out-of-home advertising network in China on a national scale. We look forward to continuing the development of i-level as a publicly traded company and building value for both our current and future shareholders."

The securities described in this news release have not been registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Board emphasizes that no securities regulatory authority has in any manner passed upon the merits of the transactions comprising the Company's Share Exchange Agreement and has neither approved nor disapproved the contents of this news release.

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i-level Media Group Inc. is an emerging media company delivering powerful digital media solutions for out-of-home advertising in China. The company owns and operates one of the largest digital in-taxi advertising networks in existence and also licenses its technology and expertise to third parties seeking mobile digital media solutions. i-level's proprietary technological platform, consisting of high-quality LCD displays mounted inside the passenger compartments of taxis, provides a consistent, reliable and high-impact channel for reaching consumers on the go. Through exclusive distribution agreements with China's leading taxi operators, i-level puts advertisers' messages in front of a highly sought-after audience, in a captive and intimate setting.

For further information, please contact: Aidan Sullivan CEO, at aidan.sullivan@i-levelmedia.com

For Investor Relations, please contact: John Dahle at 604.734.7026 or email to ir@i-levelmedia.com

Forward Looking Statements: This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Forward looking statements are statements that are not historical facts and are subject to a variety of risks and uncertainties which could cause actual events or results to differ materially from those reflected in the forward-looking statements. Although we believe the expectations reflected in our forward looking statements are reasonable, results may vary, and we cannot guarantee future results, levels of activity, performance or achievements.

The NASD has not reviewed, and does not accept responsibility for the adequacy or accuracy of the content of this news release.